CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 33 to Registration Statement Amendment No. 333-129005 on Form N-1A of our reports each dated October 24, 2016, relating to the financial statements and financial highlights of Pioneer Global Equity Fund and Pioneer High Income Municipal Fund (the "Funds"), each a portfolio of Pioneer Series Trust V, appearing in the Annual Reports on Forms N-CSR of the Funds for the year ended August 31, 2016. We also consent to the references to us under the headings "Financial Highlights" in the Prospectuses and "Independent Registered Public Accounting Firm" and "Financial Statements" in the Statements of Additional Information, which are part of such Registration Statement.


/s/ Deloitte & Touche LLP



Boston, Massachusetts
December 21, 2016